EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PROVENA FOODS INC.

TO BE ACQUIRED BY HORMEL FOODS CORPORATION

CHINO, CA, September 6, 2006 – Provena Foods Inc. (AMEX:PZA), a leading provider of pepperoni to pizza makers and packaged food manufacturers, announced today it has entered into a definitive merger agreement with Hormel Foods Corporation (NYSE:HRL) pursuant to which Hormel Foods will acquire Provena Foods Inc. Each share of Provena’s common stock will be cancelled and converted into the right to receive 0.08 shares of Hormel Foods common stock. Including net assumed debt for borrowed money of approximately $6.2 million and a price per share of Hormel Foods common stock of $37.50, the transaction has an enterprise value of approximately $16.8 million.

“We are very excited about the opportunity to join our company with such an established name in the food industry,” said Provena Chairman and Chief Executive Officer Ted Arena. “The merger will give Hormel Foods a west-coast production capacity and represents significant value to the Provena shareholders.”

The proposed acquisition has been approved by the board of directors of each company and is subject to customary closing conditions, including the approval of the Provena shareholders. Shareholders holding approximately 46% of the outstanding shares of Provena common stock, as of September 6, 2006, have agreed to vote their shares in favor of the merger agreement and against any competing proposal. The transaction is expected to close by the end of calendar year 2006.

About Provena Foods Inc.

Provena provides pepperoni and pasta to pizza makers and packaged food manufacturers. The company’s Swiss American Sausage division makes pepperoni and Italian-style sausage for sale to pizza chains, food processors, and foodservice distributors. Its Royal-Angelus Macaroni unit is the oldest pasta maker in the US, tracing its origins back to 1887. It makes dry pasta products for food processors, private-label customers, specialty food distributors, and the foodservice industry. Provena Foods’ products are sold throughout the US but primarily in the western states.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products that are highly regarded for quality, taste, nutrition, convenience and value.

Forward-Looking Statements

Some statements set forth in this release, including those regarding Hormel Foods’ proposed acquisition of Provena, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the requirement that Provena’s shareholders must approve the transaction; the possibility that the transaction will not close or that the closing may be delayed; the effect of the announcement of the acquisition on Provena’s strategic relationships, operating results and business generally, including the ability to retain key employees; Hormel Foods’ ability to successfully integrate Provena’s operations and employees; general economic conditions; and other factors described in Provena’s and Hormel Foods’ SEC filings (including Provena’s Annual Report on Form 10-K for the year ended December 31, 2005 and Hormel Foods’ Annual Report on Form 10-K for the year ended October 30, 2005). If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, Hormel Foods’ and/or Provena’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Provena does not assume any obligation to update these forward-looking statements.

Additional Information and Where to Find It

Provena and Hormel Foods have agreed to file a proxy statement/prospectus in connection with the proposed acquisition. The proxy statement/prospectus will be mailed to the shareholders of Provena. Provena’s shareholders are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about the acquisition and Provena. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov.

Provena and its officers and directors may be deemed to be participants in the solicitation of proxies from Provena’s shareholders with respect to the merger. Information about Provena’s executive officers and directors and their ownership of Provena common stock is set forth in the proxy statement for Provena’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Provena and its respective executive officers and directors in the merger by reading the proxy statement/prospectus regarding the merger, which will be filed with the SEC.

In addition, Hormel Foods and its officers and directors may be deemed to have participated in the solicitation of proxies from Provena’s shareholders in favor of the approval of the merger. Information concerning Hormel Foods’ executive officers and directors is set forth in Hormel Foods’ proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on December 23, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Hormel Foods’ Investor Relations Website at www.hormel.com.

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For Further Information Contact:

Tom Mulroney of Provena Foods Inc.

(909)-627-1082

Fred Halvin, Hormel Foods investor contact	Julie Craven, Hormel Foods media contact

(507) 437-5007; fdhalvin@hormel.com	(507) 437-5345; jhcraven@hormel.com